EXHIBIT 99

CLEAN COAL TECHNOLOGIES, INC., (CCTI) ATTAINS SIGNIFICANT MILESTONES ON INNER MONGOLIA PROJECT

Coral Springs, Florida.  Doug Hague, President & Chief Executive Officer, announced today that Clean Coal Technologies, Inc. (CCTC.PK) has been awarded its formal Certificate of Approval (license) by the Chinese government for its Inner Mongolia project. Additionally, the Company has received an extremely favorable recommendation as part of the Feasibility Study prepared by an independent evaluation agency accredited by the Chinese government. CCTI has now completed all prerequisites required for the formal project approval and government financing for its Inner Mongolia cooperative joint venture.

The completion of these two final steps now paves the way for the formal project approval, ground breaking, and commencement of the CCTI project, which, according to our Chinese joint venture partners, is expected to take place towards the latter part of July.

Mr. Hague stated: “CCTI is very pleased to have now received its operating license, and subject to the formal project approval, is enthusiastically anticipating the commencement of its operations in China.  We were also gratified at the validation of our technology by the Feasibility Study, which not only recommended the CCTI technology, but in doing so, benchmarked CCTI’s solution against other competitors, further validating our technical solution and economic benefit”.

For more information contact:

Clean Coal Technologies, Inc.

Phone: 954-344-2727

Fax:     954-757-1765

Email: info@cleancoaltechnologiesinc.com

www.cleancoaltechnologiesinc.com

This press release contains forward-looking statements about the Company's business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "should," "plan," "goal," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments.